Exhibit 23(a)







CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Sears Roebuck Acceptance Corp. (the "Company") on Form S-3 of our report dated January 22, 1997, appearing in (and incorporated by reference in) the Annual Report on Form 10-K of Sears Roebuck Acceptance Corp. for the year ended December 28, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement of our report on the financial statements dated January 22, 1997 included as Exhibit 99 to the Registration Statement.



/S/Deloitte & Touche
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 7, 1997